Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
9.75% SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK
OF
KINDER MORGAN, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)
Kinder Morgan, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that:
1.    Pursuant to Section 151 of the DGCL and the authority granted in the Amended and Restated Certificate of Incorporation of the Company, the Board of Directors of the Company by resolutions duly adopted, authorized the issuance of the 9.75% Series A Mandatory Convertible Preferred Stock (the “Series A Preferred Stock”), the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof were set forth in the Certificate of Designation with respect to such Series A Preferred Stock filed with the Secretary of State of the State of Delaware on October 29, 2015.
2.    On October 26, 2018, all of the shares of Series A Preferred Stock outstanding at such time converted to shares of the Company’s Class P common stock, par value $0.01 per share.
3.    In accordance with the provisions of Section 151(g) of the DGCL, the Board of Directors of the Company has duly adopted the following resolutions:
RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued subject to the certificate of designations therefor; and further
RESOLVED, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Company’s Amended and Restated Certificate of Incorporation all matters set forth in the Certificate of Designations of 9.75% Series A Mandatory Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on October 29, 2015; and further
RESOLVED, that the proper officers are, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination at such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware; and further

RESOLVED, that all of the shares of Series A Preferred Stock shall revert back to the status of authorized and unissued shares of preferred stock, par value $0.01 per share, of the Company, undesignated as to series.

4.     In accordance with the provisions of Section 151(g) of the DGCL, the Series A Preferred Stock, no shares of which remain outstanding on the date hereof, is hereby eliminated from the Amended and Restated Certificate of Incorporation of the Company, along with all references to such series contained therein.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be duly executed as of this 22nd day of January, 2019.

KINDER MORGAN, INC.

By: /s/ David P. Michels
David P. Michels
Vice President and Chief Financial Officer

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